CERTIFICATE OF TRUST

                                       OF

                        LIBERTY FINANCIAL CAPITAL TRUST I


          THIS Certificate of Trust of Liberty Financial Capital Trust I (the "Trust"), dated as of September 11, 1998, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.).

          1. Name. The name of the business trust formed hereby is Liberty Financial Capital Trust I.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

          3. Effective Date. This Certificate of Trust shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

                                   WILMINGTON TRUST COMPANY, not in its
                                   individual capacity but solely as trustee of the Trust


                                   By:  /s/ Donald G. MacKelcan
                                        -------------------------------------
                                          Name:  Donald G. MacKelcan
                                          Title: Assistant Vice President


                                   JAMES ANDREW HILBERT, not in his individual capacity but solely as trustee of the Trust


                                   /s/ James Andrew Hilbert
                                   -------------------------------------